Exhibit 10.32

GLOBAL GP LLC

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this February 4, 2009 by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Edward J. Faneuil (the “Executive”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Employment Agreement, made as of February 1, 2007, as amended by Amendment No. 1 to Employment Agreement dated as of December 31, 2008, by and between the Company and the Executive (the “Employment Agreement”).

WHEREAS, , the Company and the Executive desire to make certain modifications to the Employment Agreement as set forth below, and in accordance with Section 18 of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.             Amendment to Section 7(a) of the Employment Agreement.

Section 7(a) of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(a)           Definitions. For purposes of this Agreement, a “Change in Control” shall occur on the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control.  The definition of “Change in Control” shall be interpreted, to the extent applicable, to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.  For purposes of this Agreement, “Constructive Termination” shall mean termination of the Executive’s employment by the Executive as a result of (i) a material breach by the Company of this

Agreement, (ii) the failure of any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with the terms of paragraph 14 hereof, or (iii) any material diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (A) a material reduction in the Executive’s duties and responsibilities as Executive Vice-President and General Counsel of the Company, (B) any change in the reporting structure so that the Executive no longer reports to the President or Chief Executive Officer of the Company, or (C) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts.  To be able to terminate his employment with the Company for Constructive Termination, the Executive must provide notice to the Company of the existence of any of the conditions set forth in the immediately preceding sentence within 90 days of the initial existence of such condition(s), and the Company must fail to remedy such condition(s) within 30 days of such notice.  In no event shall the Date of Termination in connection with a Constructive Termination occur any later than one year following the initial existence of the condition(s) constituting a Constructive Termination hereunder.

For purposes of clarification, Constructive Termination shall not include a change in reporting structure as a result of the Company becoming a subsidiary of an unrelated entity, including, without limitation, a change whereby the Executive is not the chief legal officer or general counsel of the acquiring or parent entity or must report to the chief legal officer or general counsel of a currently unaffiliated parent corporation or entity.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (I) state the effective date of such termination, (II) indicate the specific termination provision in this Agreement relied upon, and (III) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.             Amendment to Section 8(b) of the Employment Agreement.

Section 8(b) of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(b)           Termination by the Company Without Cause; Constructive Termination.  If the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination, then the Company shall pay to the Executive an amount equal to the Base Salary as in effect on the Date of Termination, multiplied by two (2) (the “Severance Amount”).  The Executive shall be paid the Severance Amount in twenty-four (24) consecutive equal monthly installments commencing on the first day of the month following the Date of Termination. In addition, the Company shall provide health care continuation coverage benefits to the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and shall continue to pay the applicable percentage of the medical insurance premium the Company pays for active employees towards Executive’s COBRA coverage during the Executive’s applicable COBRA coverage period not to exceed a maximum of eighteen (18) months following the Date of Termination.  The Company’s obligation to provide COBRA benefits to the Executive shall be subject to the Executive making an effective election in accordance with COBRA.  In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination at any time within three (3) months before a Change in Control and twelve (12) months following a Change in Control, then, in addition to the foregoing severance compensation and benefits, the Executive shall receive 100% accelerated vesting on any and all outstanding Company options, restricted units, phantom units, unit appreciation rights and other similar rights (under the LTIP or otherwise) held by the Executive as in effect on the Date of Termination, such accelerated vesting to occur on the later of (i) the Date of Termination, or (ii) the date of the Change in Control.  In exchange for and as a requirement to receive the compensation set forth in this Section 8(b) of this Agreement, the Executive and Company (and its affiliates) shall enter into a general release of claims accrued as of the date thereof in favor of the Company and its affiliates within 45 days following the Executive’s “separation of service” as defined in Section 409A of the Code.  The form and scope of such release shall be acceptable to the Company and its affiliates, the approval of which shall not be unreasonably withheld by the Company and its affiliates.

3.             Captions.  The captions of this Amendment are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Amendment, or the intent of any provision hereof.

4.             Choice of Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, other than conflicts of law provisions thereof.

5.             Severability.  The provisions of this Amendment are severable, and the invalidity of any provision shall not affect the validity of any other provision.

6.             Counterparts; Facsimile.  This Amendment may be executed and delivered by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.             Entire Agreement.  This Amendment constitutes the full and entire understanding and agreement between the parties with respect to this Amendment. Except as otherwise specifically amended herein, the Employment Agreement shall remain unchanged, in effect and in full force.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

GLOBAL GP LLC

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	President and Chief Executive Officer

EDWARD J. FANEUIL

/s/ Edward J. Faneuil